Exhibit (11)
                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE



                                     THREE MONTHS              NINE MONTHS
                                    ENDED JUNE 30             ENDED JUNE 30
                                   1996        1995          1996        1995

Net income                    $1,215,000  $1,303,000    $3,140,000  $3,465,000

Common shares:

Weighted average shares
 outstanding during the
 period                        3,557,276   3,710,304     3,617,348   3,758,264

Shares issuable under stock
 options which are poten-
 tially dilutive and affect
 primary earnings per share       93,125     101,524        95,267      88,199

Maximum potential shares
 includable in computation
 of primary earnings per
 share                         3,650,401   3,811,828     3,712,615   3,846,463

Additional shares issuable
 under stock options which
 are potentially dilutive
 and affect fully diluted
 earnings per share                   91           -             -       7,655

Maximum potential shares
 included in computation
 of fully diluted earnings
 per share                     3,650,492   3,811,828     3,712,615   3,854,118

Primary earnings per
 common share                       $.33        $.34          $.84        $.90

Fully diluted earnings
 per common share (a)               $.33        $.34          $.84        $.90


(a) Fully diluted earnings per common share are not presented on the income statement sinc the potential effect would have been less than 3% dilutive.